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Exhibit 5.3

[Hogan & Hartson L.L.P. Letterhead]

August 3, 2005

Beazer Homes USA, Inc.
100 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

Ladies and Gentlemen:

        The firm has acted as counsel to April Corporation, a Colorado corporation (the "Guarantor"), a subsidiary of Beazer Homes USA, Inc. ("Beazer"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance by Beazer of up to $350,000,000 aggregate principal amount of its 6.875% Senior Notes due 2015 (the "New Notes") and the issuance by the Guarantor and certain other subsidiaries listed in the Registration Statement of guarantees on June 8, 2005 and July 19, 2005 (the "New Guarantees") with respect to the New Notes. The New Notes will be offered by Beazer in exchange for $350,000,000 aggregate principal amount of its outstanding 6.875% Senior Notes due 2013 which have not been registered under the Securities Act. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The New Notes and the New Guarantees will be issued under an indenture, dated April 17, 2002 (the "Original Indenture"), and a Fifth Supplemental Indenture, dated as of June 8, 2005 (the "Fifth Supplemental Indenture," and the Original Indenture as supplemented to date is referred to herein as the "Indenture") among Beazer, the Guarantor, certain other subsidiary guarantors listed in the Registration Statement and U.S. Bank National Association, as trustee.

        For purposes of this opinion letter, we have examined copies of the following documents (the "Documents"):

  1.
  Executed copy of the Indenture.

  2.
  Executed copy of the New Guarantees.

  3.
  The Articles of Incorporation of the Guarantor, as certified by the Secretary of the State of the State of Colorado on July 11, 2005, and as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect on June 8, 2005, July 19, 2005, and on the date hereof.

  4.
  The Bylaws of the Guarantor, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect on June 8, 2005, July 19, 2005, and on the date hereof.

  5.
  A certificate of good standing of the Guarantor issued by the Secretary of State of the State of Colorado dated August 1, 2005.

  6.
  Joint Resolution of the Board of Directors of the Guarantor adopted by unanimous written consent on June 1, 2005, as certified by the Secretary of the Guarantor on the date hereof as being complete, accurate, and in effect relating to, among other things, authorization of the Indenture and the New Guarantees and arrangements in connection therewith.

  7.
  Certificate of Secretary of Guarantor dated June 8, 2005.

  8.
  Certificate of Secretary of Guarantor dated July 19, 2005.

  9.
  A certificate of certain officers of the Guarantor dated as of the date hereof as to certain facts relating to the Guarantor.

  10.
  A certificate of the Secretary of the Guarantor dated as of the date hereof as to the incumbency and signatures of certain officers of Guarantor.

        In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all Documents submitted to us as copies (including telecopies). As to matters of fact relevant to the opinions expressed herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. We have also assumed the validity and constitutionality of each statute covered by this opinion letter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        For the purposes of the opinion set forth in paragraph (c) below, we have made the further assumption that (i) all agreements and contracts would be enforced as written; (ii) that the Guarantor has not and will not take any discretionary action (including a decision not to act) permitted under the Documents that would result in a violation of law or constitute a breach or default under any order, judgment, decree, agreement or contract; (iii) that the Guarantor has and will obtain all permits and governmental approvals required and take all actions required, relevant to subsequent consummation of the transactions contemplated under the Documents or performance of the Indenture or New Guarantees; and (iv) that all parties to the Indenture and New Guarantees will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Indenture and New Guarantees.

        This opinion letter is based as to matters of law solely on internal Colorado law, as amended, except to the extent excluded below (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level); provided, however, that the laws described above shall not include (and we express no opinion as to) federal or state securities, antitrust, unfair competition, banking or tax laws or regulations; and further provided that the opinions expressed herein are based upon a review of those laws, statutes and regulations that in our experience are generally recognized or applicable to the transaction contemplated by Guarantor in the Fifth Supplemental Indenture and New Guarantees ("Applicable State Law").

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

        (a)   The Guarantor is validly existing as a corporation and in good standing as of the date of the certificate specified in paragraph 5 above under the laws of the State of Colorado.

        (b)   The Guarantor had the corporate power to execute, deliver and perform the Fifth Supplemental Indenture and the New Guarantees. The execution, delivery and performance by the Guarantor of the Fifth Supplemental Indenture and the New Guarantees have been duly authorized by all necessary corporate action of the Guarantor.

        (c)   The execution, delivery and performance by the Guarantor of the Fifth Supplemental Indenture and the New Guarantees did (and do) not (i) require any approval of its shareholders which has not been obtained, (ii) violate the Articles of Incorporation or Bylaws of the Guarantor, or (iii) violate any provision of Applicable State Law.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P. HOGAN & HARTSON L.L.P.

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  Exhibit 5.3